NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Janet G. Keckeisen Vice President – Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
NL REPORTS FIRST QUARTER 2021 RESULTS

DALLAS, TEXAS – May 5, 2021 - NL Industries, Inc. (NYSE: NL) today reported net income attributable to NL stockholders of $13.3 million, or $.27 per share, in the first quarter of 2021 compared to net income attributable to NL stockholders of $1.9 million, or $.04 per share, in the first quarter of 2020.  NL results include an unrealized gain of $6.4 million in the first quarter of 2021 related to the change in value of marketable equity securities compared to an unrealized loss of $12.1 million in the first quarter of 2020.
CompX net sales were $35.9 million in the first quarter of 2021 compared to $32.3 million in the first quarter of 2020.  CompX net sales increased primarily due to higher Marine Component sales to the towboat market and to a lesser extent higher Security Products sales.  Marine Components continues to benefit from an overall increase in demand in the recreational marine market which began in late spring 2020.  Income from operations attributable to CompX increased to $5.8 million in the first quarter of 2021 compared to $5.0 million in the first quarter of 2020 due to the higher Marine Components sales as well as lower overall medical expenses, partially offset by higher costs of sales at Security Products.

NL recognized equity in earnings of Kronos of $6.0 million in the first quarter of 2021 compared to $8.2 million in the first quarter of 2020.  Kronos’ net sales of $465.0 million in the first quarter of 2021 were $44.0 million, or 10% higher than in the first quarter of 2020 primarily due to higher sales volumes partially offset by lower average TiO2 selling prices.  Kronos’ TiO2 sales volumes were 3% higher in the first quarter of 2021 as compared to the first quarter of 2020 primarily due to higher demand in its North American and Latin American markets, partially offset by lower demand in its European market.  Kronos’ average TiO2 selling prices were 1% lower in the first quarter of 2021 as compared to the first quarter of 2020.  Kronos’ average TiO2 selling prices at the end of the first quarter of 2021 were 1% higher than its average TiO2 selling prices at the end of 2020.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing net sales by approximately $20 million in the first quarter of 2021 compared to the first quarter of 2020.  The table at the end of this press release shows how each of these items impacted the overall change in Kronos’ net sales.

Kronos’ income from operations in the first quarter of 2021 was $34.0 million as compared to $43.5 million in the first quarter of 2020.  Kronos’ income from operations decreased in the first quarter of 2021 compared to the first quarter of 2020 primarily due to lower income from operations resulting from the net effects of fluctuations in currency exchange rates, which decreased income from operations by approximately $16 million in the first quarter of 2021 as compared to the first quarter of 2020, lower average TiO2 selling prices, higher sales volumes and lower production costs.  Due to the phase-out of sulfate production at one of Kronos’ facilities in the fourth quarter of 2020, Kronos’ TiO2 production volumes were 1% lower in the first quarter of 2021 as compared to the first quarter of 2020.  Kronos operated its production facilities at overall average capacity utilization rates of 97% and 95% in the first quarters of 2021 and 2020, respectively.

Kronos’ other income (expense) in the first quarter of 2020 includes a pre-tax insurance settlement gain of $1.5 million (NL’s equity interest was $.4 million, or $.01 per share, net of income tax expense) related to a property damage claim.

Corporate expenses decreased $.7 million in the first quarter of 2021 compared to the first quarter of 2020 primarily due to lower litigation fees and related costs and lower administrative expenses. Interest and dividend income decreased $.7 million in the first quarter of 2021 compared to the first quarter of 2020 primarily due to lower dividend income and lower interest income related to lower average interest rates on invested balances and lower average interest rates, and to a lesser extent lower average outstanding balances, under CompX’s revolving promissory note receivable from Valhi. Marketable equity securities represent the change in unrealized gains (losses) on our portfolio of marketable equity securities during the periods.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations)
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)
•
Changes in raw material and other operating costs (such as energy, ore, zinc, aluminum, steel and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

•	Changes in the availability of raw material (such as ore)
•
General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material costs or reduce demand or perceived demand for Kronos’ TiO2 and our products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19)

•	Competitive products and substitute products
•	Price and product competition from low-cost manufacturing sources (such as China)
•	Customer and competitor strategies
•	Potential consolidation of Kronos’ competitors
•	Potential consolidation of Kronos’ customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Our ability to protect or defend intellectual property rights
•	Potential difficulties in integrating future acquisitions
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems
•	The introduction of trade barriers or trade disputes
•	The impact of current or future government regulations (including employee healthcare benefit related regulations)
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies

•
Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID-19)

•	Decisions to sell operating assets other than in the ordinary course of business
•	Kronos’ ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The timing and amounts of insurance recoveries
•	The ability of our subsidiaries or affiliates to pay us dividends
•	Uncertainties associated with CompX’s development of new products and product features
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
•
Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental health and safety regulations such as those seeking to limit or classify TiO2 or its use

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in component products (security products and recreational marine components) and chemicals (TiO2) businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except earnings per share)

	Three months ended
	March 31,
	2020	2021
	(unaudited)
Net sales	$32.3	$35.9
Cost of sales	21.9	24.9

Gross margin	10.4	11.0

Selling, general and administrative expense	5.4	5.2

Corporate expense	2.5	1.8

Income from operations	2.5	4.0

Equity in earnings of Kronos Worldwide, Inc.	8.2	6.0

Other income (expense):
Interest and dividend income	1.1	.4
Marketable equity securities	(12.1)	6.4
Other components of net periodic pension and OPEB cost	(.2)	(.1)
Interest expense	(.3)	(.3)

Income (loss) before income taxes	(.8)	16.4

Income tax expense (benefit)	(3.3)	2.5

Net income	2.5	13.9

Noncontrolling interest in net income of subsidiary	.6	.6

Net income attributable to NL stockholders	$1.9	$13.3

Net income per share attributable to NL stockholders	$.04	$.27

Weighted average shares used in the calculation
of net income per share	48.8	48.8

NL INDUSTRIES, INC.
COMPONENTS OF INCOME FROM OPERATIONS
(In millions)
(unaudited)

	Three months ended
	March 31,
	2020	2021

CompX - component products	$5.0	$5.8
Corporate expense	(2.5)	(1.8)

Income from operations	$2.5	$4.0

CHANGE IN KRONOS’ TiO2 SALES
(unaudited)

Three months ended
March 31,
2021 vs. 2020

Percentage change in net sales:
TiO2 sales volume	3%
TiO2 product pricing	(1)
TiO2 product mix/other	3
Changes in currency exchange rates	5

Total	10%